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                         PACIFICORP 1996 STOCK RETENTION PLAN
                           RESTRICTED STOCK AWARD AGREEMENT


         This Restricted Stock Award Agreement ("Agreement") is entered into as of September 1, 1996, between PacifiCorp, an Oregon corporation (the "Company) and _____________ (the "Executive") and is made pursuant to the Company's 1996 Stock Retention Plan.

    The Company and the Executive agree as follows:

    1.   AWARD OF COMMON STOCK; VESTING.

         (a) Pursuant to the terms and conditions of this Agreement and the Company's 1996 Stock Retention Plan, the Company hereby awards to the Executive ______ shares (the "Shares") of the Company's Common Stock ("Common Stock") as of the effective date of this Agreement. The Shares shall become vested if the Executive continues in employment with the Company until specified dates as follows:

              DATES                         PERCENT VESTED

         Before February 15, 2001                    0%
         February 15, 2001                       33.33%
         February 15, 2002                       66.66%
         February 15, 2003                         100%

         (b) Subject to Section 1(c) below, if a termination of the Executive's employment with the Company occurs before February 15, 2003, the Executive shall forfeit the portion of the Shares that is not vested on the termination date. A termination of the Executive's employment shall be deemed to occur on the date on which the Executive ceases to be employed on a continuous full-time basis by the Company or a subsidiary of the Company for any reason or no reason, with or without cause. The Executive shall not be treated as having a termination of employment during the time the Executive is receiving long-term disability benefits provided by the Company or a subsidiary of the Company, unless the Executive has received formal written notice of termination.

         (c) Any unvested Shares shall become fully vested upon the occurrence of any of the following:

              (i) Termination of the Executive's employment (within the meaning of Section 1(b) of this Agreement) within two years after one of the events described in Sections 8.1, 8.2 or 8.3 of the Company's Long-Term Incentive Plan, 1993 Restatement (the "LTIP"), as in effect on the date hereof.

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             (ii)   January 31 following the death of the Executive;

            (iii) January 31 following the retirement of the Executive after age 55 and completion of at least 5 "years of service" within the meaning of the Company's defined benefit plan; or

             (iv) Receipt by the Executive of formal written notice of termination following the permanent and total disability of the Executive, which shall mean any medically determinable physical or mental impairment that renders the Executive unable to engage in any substantial gainful activity and can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

    2.   PURCHASE OF COMMON STOCK AND PLACEMENT IN ESCROW

         2.1 As soon as is practicable following execution of this Agreement by the Company and the Executive, the Company shall pay to a securities broker or other third party cash in an amount equal to the purchase price of the Shares with instructions to purchase the Shares in the market in the Executive's name and to deliver the Shares to the escrow holder under Section 2.2 hereof.

         2.2  For purposes of facilitating the enforcement of the provisions of
Section 1 of the Agreement, the Shares shall be issued in the Executive's name and the certificate or certificate(s) representing the Shares shall be delivered, together with a stock power or stock powers executed by the Executive, in blank, to an individual designated by the Company to hold said certificate(s) and stock power(s) in escrow and to take all such actions as are in accordance with the terms of this Agreement. The Executive hereby acknowledges that such individual is so appointed as the escrow holder (the "Escrow Holder") with the foregoing authorities as a material inducement to make this Agreement and that said appointment is coupled with an interest and is irrevocable.

         2.3 The certificates and associated stock powers delivered to the Escrow Holder pursuant to Section 2.2 shall be held in escrow until (i) receipt by the Escrow Holder of a certificate of the Company certifying that some or all of the Shares have vested; or (ii) receipt by the Escrow Holder of a certificate of the Company certifying that some or all of the Shares have been forfeited to the Company. Upon receipt by the Escrow Holder of one of the foregoing certificates, the Escrow Holder shall deliver to the Executive (or in the event of the Executive's death, to the Executive's successor) or the Company, as appropriate, certificates representing all of the Shares to which the Executive or the Company, as applicable, is entitled.


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         2.4  The Executive agrees that the Escrow Holder shall not be liable to any party to this Agreement (or to any other party) for any actions or omissions of the Escrow Holder unless the Escrow Holder is grossly negligent with respect thereto.

    3. RIGHTS AS A SHAREHOLDER. Subject to the provisions of this Agreement, the Executive shall be entitled to all of the rights of a shareholder with respect to the Shares, including the right to vote the Shares and to receive ordinary dividends payable with respect to the Shares from the date of the grant.

    4. TRANSFER RESTRICTIONS. None of the Shares may be sold, assigned, pledged or otherwise transferred, voluntarily or involuntarily, by the Executive prior to the date such Shares become vested under the provisions of Section 1.

    5. MERGERS, CONSOLIDATIONS OR CHANGES IN CAPITAL STRUCTURE. If, after the date of this Agreement, the outstanding Common Stock of the Company is increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of any reorganization, merger, consolidation, plan of exchange, recapitalization, reclassification, stock split-up, combination of shares or dividend payable in shares, or in the event of any consolidation, merger or plan of exchange involving the Company pursuant to which Common Stock is converted into cash, any Common Stock, other securities or other consideration issued or distributed with respect to the Shares in any such transaction shall be subject to the restrictions and conditions set forth herein, including the escrow requirements of Section 2.

    6. WITHHOLDING TAXES. The Company shall have the right to require the Executive to remit to the Company, or to withhold from other amounts payable to the Executive, as compensation or otherwise, an amount sufficient to satisfy all federal, state and local withholding tax requirements with respect to the Shares or the vesting thereof.

    7.   MISCELLANEOUS

         (a) This Agreement shall be governed by and construed under the laws of the State of Oregon, exclusive of choice of law rules. If any provision or provisions of this Agreement are found to be unenforceable, the remaining provisions shall nevertheless be enforceable and shall be construed as if the unenforceable provisions were deleted.

         (b) This is the entire agreement between the parties with respect to the grant of the Shares as described in this Agreement and supersedes any and all prior oral or written agreements between the Company and the Executive relating to such subject matter.

         (c) This Agreement may be amended or modified only by written consent of the Company and the Executive.


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         (d)  This Agreement shall inure to the benefit of and be binding upon the Company and its successors.

         Company:       PACIFICORP, an Oregon corporation



                        By:_________________________________________
                           Its:_____________________________________


         Executive:     _____________________________________________


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